Advanced Series Trust
For the annual period ended 12/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.  Name of Fund:
  Advanced Series Trust - Small Cap Value Portfolio (JPM sleeve)

1.  Name of Issuer: Solarwinds, Inc.

2.  Date of Purchase:  May 19, 2009

3.  Number of Securities Purchased:  12,116,279

4.  Dollar Amount of Purchase:  $151,453,488.00

5.  Price per Unit:  $12.50

6.  Name(s) of Underwriter(s) or Dealer(s) from whom purchased:
J.P. Morgan Securities Inc.

7.  Other Members of the Underwriting Syndicate:
J.P. Morgan Securities Inc., Goldman Sachs & Co., Morgan Stanley & Co. Incorporated, Jefferies & Company, Inc., Thomas Weisel
Partners LLC, Ladenburg Thalmann & Co. Inc.